UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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McDONALD’S CORPORATION
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On May 17, 2022, McDonald’s Corporation (“McDonald’s”) added to the website VoteforMcD.com a link to an article published by Restaurant Business Magazine, a copy of which is attached hereto as Exhibit 1.

Exhibit 1

McDonald’s Scores a Big Victory In Its Pig Proxy Against Carl Icahn

A major proxy advisory firm endorsed the company’s directors in its upcoming board election, saying the investor is “economically divorced from the potential impacts of its proposals.”

By Jonathan Maze on May 16, 2022 (Restaurant Business Magazine)

McDonald’s scored a major victory on Monday when a leading proxy advisory firm endorsed its director candidates for the company’s upcoming board election, saying that investor Carl Icahn did not make a sufficient case that they should be replaced over the chain’s sourcing of pork from producers that use gestation crates.

Institutional Shareholder Services (ISS) also cited Icahn’s low ownership of McDonald’s stock—he only holds about 200 shares—noting that Icahn would be “economically divorced from the potential impact of its proposals on the company’s financial support.”

“On balance, the dissident campaign has not made a sufficient case, on an issue-specific or broader view of (environmental, social and governance, or ESG), that the immediate replacement of incumbent directors is necessary at this time,” ISS said, according to information shared by McDonald’s.

ISS is one of the country’s leading proxy advisory firms, and many large institutional investors rely on their recommendations in votes for directors or other issues. That makes their recommendations particularly important in a proxy fight.

Icahn, known mostly for buying up shares of companies and then pushing for major changes that drive “shareholder value,” is taking on McDonald’s with a relatively small investment over an apparent decade-old promise by the company to stop supplying pork from producers that house pregnant pigs in gestation crates.

Icahn, with backing from the Humane Society of the U.S., argues that McDonald’s hasn’t fulfilled its promise. The Humane Society has gone so far as to request that the SEC investigate the burger giant’s statements on the topic over truthfulness. Icahn is taking the topic to shareholders, nominating Leslie Samuelrich, president of the social investing firm Green Century Capital Management, and Bon Appetit Management Chief Strategy Officer Maisie Ganzler to the board.

McDonald’s, for its part, has defended its record on gestation crates and argued that Icahn wants to replace “valuable directors” with “single-platform nominees.”

ISS has backed its view, noting that prevailing scientific evidence, along with the realities of commercial-scale agriculture” suggests McDonald’s view is reasonable.

The firm also endorsed the board’s overall performance, noting that it has “overseen strong performance since the pandemic” despite issues with Ukraine, which has had a material impact on the company.

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FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding McDonald’s plans, strategies, prospects and expectations regarding its business and industry are forward-looking statements. They reflect McDonald’s expectations, are not guarantees of performance and speak only as of the date hereof. Except as required by law, McDonald’s does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. McDonald’s business results are subject to a variety of risks, including those that are described in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and subsequent filings with the Securities and Exchange Commission (the “SEC”).

IMPORTANT INFORMATION REGARDING PROXY SOLICITATION

McDonald’s has filed a definitive proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2022 Annual Meeting. MCDONALD’S SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. McDonald’s shareholders may obtain a copy of the definitive proxy statement (and any amendments and supplements thereto), the accompanying WHITE proxy card and other relevant documents filed by McDonald’s with the SEC without charge from the SEC’s website at www.sec.gov. McDonald’s shareholders may also obtain a copy of these documents without charge by sending a request to shareholder.services@us.mcd.com or visiting the investor section of the McDonald’s website at www.investor.mcdonalds.com.

CERTAIN INFORMATION REGARDING PARTICIPANTS

McDonald’s, its Directors and certain of its executive officers are participants in the solicitation of proxies from McDonald’s shareholders in connection with the matters to be considered at the 2022 Annual Meeting. Information regarding the ownership of McDonald’s Directors and executive officers in McDonald’s common stock is included in the definitive proxy statement for its 2022 Annual Meeting, filed with the SEC on April 8, 2022, which can be found through the SEC’s website at www.sec.gov. Changes to such ownership have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Details concerning the nominees of the McDonald’s Board of Directors for election at the 2022 Annual Meeting are also included in such definitive proxy statement.